UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                                   EVANS, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.20 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   299155 10 1

                                 (CUSIP Number)

                                  September 23,
                                      1998
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)
[X]        Rule 13d-1(c)
[ ]        Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 12 Pages

                                  SCHEDULE 13G

     ---------------------------------------            ------------------------
     CUSIP No. 299155 10 1                              Page 2 of 12 Pages
               -----------
     ---------------------------------------            ------------------------


--------- ----------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter Cundill & Associates (Bermuda) Ltd.
          N/A

--------- ----------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]

--------- ----------------------------------------------------------------------
          SEC USE ONLY
   3


--------- ----------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

----------------------- --------- ----------------------------------------------
                           5
                                  SOLE VOTING POWER

   NUMBER OF SHARES               0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH

                        --------- ----------------------------------------------
                           6
                                  SHARED VOTING POWER

                                  0

                        --------- ----------------------------------------------
                           7
                             SOLE DISPOSITIVE POWER

                                  0

                        --------- ----------------------------------------------
                           8
                            SHARED DISPOSITIVE POWER

                                  0

----------- --------------------------------------------------------------------
    9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0

------------ -------------------------------------------------------------------
    10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

               [ ]

------------ -------------------------------------------------------------------

    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0%

------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             CO, IA (Canadian)

------------ -------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter Cundill Holdings (Bermuda) Ltd.
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]
--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY

--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

----------------------- --------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   0
         EACH
      REPORTING
        PERSON
         WITH
                        --------------------------------------------------------
                           6
                                  SHARED VOTING POWER
                                  0
                        --------------------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                  0
                        --------------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  0
------------ -------------------------------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
------------ -------------------------------------------------------------------
    10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               [ ]

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON

             HC
------------ -------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          F. Peter Cundill
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                               (b)  [X]

--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY


--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada

--------- ----------------------------------------------------------------------


      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER

                                  0
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  0
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  0

------------ -------------------------------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES   [ ]

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             IN

------------ -------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cundill Value Fund
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]
--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY


--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada

--------- ----------------------------------------------------------------------


      NUMBER OF            5
        SHARES                    SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   0
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER

                                  0
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  0
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  0

------------ -------------------------------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES   [ ]

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             OO
------------ -------------------------------------------------------------------

Item 1.    (a).    Name of Issuer: Evans, Inc.

              (b).    Address of Issuer's Principal Executive Offices:

                  36 South State Street
                  Chicago, Illinois 60603


Item 2.    (a).    Name of Person Filing:

                  (i) Peter Cundill & Associates (Bermuda) Ltd. ("PCB")
                  (ii) Peter Cundill Holdings (Bermuda) Ltd. ("Holdings")
                  (iii) F. Peter Cundill ("Cundill")
                  (iv) Cundill Value Fund ("Value Fund")


           (b).   Address of Principal Business Office or, if none, Residence:

                  PCB and Holdings:
                  15 Alton Hill
                  Southampton SN01 Bermuda

                  Cundill:
                  Grosvenor House, Apt. 104 - Park Lane
                  London W1A 3AA England

                  Value Fund:
                  1200 Sun Life Plaza
                  1100 Melville Street
                  Vancouver, British Columbia V6E 4A6


          (c).    Citizenship or Place of Organization:

                  PCB and Holdings:  Bermuda
                  Cundill and Value Fund:  Canada


          (d).    Title of Class of Securities: Common Stock, $.20 par value


          (e).    CUSIP Number: 299155 10 1


Item 3.  If  this   statement   is  filed   pursuant  to  sections
         240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a)     [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);
                   (b)     [ ] Bank as defined in section 3(a)(6) of the
                               Act (15 U.S.C. 78c);
                   (c)     [ ] Insurance  company  as  defined  in  section
                               3(a)(19) of the Act (15 U.S.C. 78c.);
                   (d)     [ ] Investment company registered under section 8
                               of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)     [ ] An  investment  adviser  in  accordance  with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f)     [ ] An employee benefit plan or endowment fund in
                               accordance with section 240.13d-1(b)(1)(ii) (F);
                   (g)     [ ] A parent holding company or control person in
                               accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h)     [ ] A savings  associations as defined in section
                               3(b) of the Federal Deposit Insurance
                               Act (12 U.S.C. 1813);
                   (i)     [ ] A church plan that is excluded from the
                               definition of an investment company under
                               section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                               (ii)(J).


Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned:
                   (i)   PCB:  0
                   (ii)  Holdings:  0
                   (iii) Cundill:  0
                   (iv) Value Fund:  0



           (b).    Percent of class:
                  (i)   PCB:  0%
                  (ii)  Holdings:  0%
                  (iii) Cundill:  0%
                  (iv)  Value Fund:  0%


           (c).    Number of shares as to which the person has:

                   (1)             Sole power to vote or to direct the vote:

                           (i)      PCB:  0
                           (ii)     Holdings:   0
                           (iii)    Cundill:  0
                           (iv)     Value Fund:  0

                   (2)              Shared power to vote or to direct the vote:

                           (i)      PCB:  0
                           (ii)     Holdings:  0
                           (iii)    Cundill:  0
                           (iv)     Value Fund:  0

                   (3)           Sole   power  to   dispose  or  to  direct  the
                                 disposition of :

                           (i)      PCB:  0
                           (ii)     Holdings:  0
                           (iii)    Cundill:  0
                           (iv)     Value Fund:  0


                   (4)          Shared   power  to  dispose  or  to  direct  the
                                disposition of:

                           (i)      PCB:  0
                           (ii)     Holdings:  0
                           (iii)    Cundill:  0
                           (iv)     Value Fund:  0

Item 5.    Ownership  of Five  Percent  or Less of a  Class:    [X]

           As of September 23, 1998, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Issuer's common stock.

Item 6.    Ownership of More Than Five Percent on Behalf of Another
           Person:

                  Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent
           Holding Company:

                  Not Applicable

Item 8.    Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.    Notice of Dissolution of Group:

                  Not Applicable

Item 10.   Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            PETER CUNDILL & ASSOCIATES
                                              (BERMUDA) LTD.


Date: September 25, 1998                    By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                            PETER CUNDILL HOLDINGS
                                              (BERMUDA) LTD.


Date:  September 25, 1998                   By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                            F. PETER CUNDILL


Date:  September 25, 1998                   By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                            CUNDILL VALUE FUND


Date:  September 25, 1998                   By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*

     *Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.

                                                             EXHIBIT 1

     JOINT FILING AGREEMENT AMONG PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., F. PETER CUNDILL, AND CUNDILL VALUE FUND

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., F. PETER CUNDILL, AND CUNDILL VALUE FUND hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.




                                            PETER CUNDILL & ASSOCIATES
                                              (BERMUDA) LTD.


Date:  September 25, 1998                   By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                            PETER CUNDILL HOLDINGS
                                              (BERMUDA) LTD.


Date:  September 25, 1998                   By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                            F. PETER CUNDILL


Date:  September 25, 1998                   By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                            CUNDILL VALUE FUND


Date:  September 25, 1998                   By: /s/Patrick W.D. Turley
                                                ----------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*

     *Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.